MIMBRES VALLEY FARMERS ASSOCIATION, INC.
d.b.a. FARMER'S, INC.
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 1996

NET SALES AND GROSS REVENUE             $ 21,949,927

COST OF SALES                             17,743,893
                                         -------------
     Gross profit                          4,206,034

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES                    4,624,030
                                         --------------
OPERATING LOSS                              (417,996)

OTHER INCOME (EXPENSE):
     Other income                            269,916
     Interest expense                       (171,229)
                                         --------------
       Loss before income tax
         benefit                            (319,309)

INCOME TAX BENEFIT                          (121,631)
                                         --------------
          Net loss                      $   (197,678)
                                         --------------
Net loss per common share               $    (14.35)




The accompanying notes to financial statements are an integral part of this statement